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                                     Filed pursuant to Rule 424(b)(3) and 424(c)
                                            Registration Statement No. 333-86844


                           PROSPECTUS SUPPLEMENT NO. 1
             (To Prospectus/Proxy Statement Dated September 9, 2002)

                         CONNECTICUT WATER SERVICE, INC.

                                 252,000 SHARES

                           Common Stock, no par value


      This document supplements the prospectus/proxy statement of Connecticut Water Service, Inc. ("CWS") and the Unionville Water Company ("Unionville") dated September 9, 2002, relating to the proposed Merger (the "Merger") of CWS - Unionville Acquisition Corp. ("NewCo"), a wholly-owned subsidiary of CWS with and into Unionville, pursuant to the Agreement and Plan of Merger, dated as of February 22, 2002, by and among CWS, NewCo and Unionville. Pursuant to the Merger, each share of Unionville Common Stock will be converted into the right to receive shares of Common Stock, no par value, of CWS (the "CWS Common Stock"), at an exchange ratio described in detail in the prospectus.

      You should read this prospectus supplement in conjunction with the prospectus. This prospectus supplement updates information in the prospectus, and, accordingly, to the extent inconsistent, the information in this prospectus supplement supersedes the information contained in the prospectus.

                      ------------------------------------

      INVESTING IN CWS COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 8 OF THE PROSPECTUS.

                      ------------------------------------

      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


         The date of this prospectus supplement is September 30, 2002.
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                         CONNECTICUT WATER SERVICE, INC.
                               93 West Main Street
                           Clinton, Connecticut 06413


September 30, 2002

Dear Shareholder:


      Earlier this month, you received a prospectus/proxy statement of Connecticut Water Service, Inc. ("CWS") and the Unionville Water Company ("Unionville") dated September 9, 2002, relating to the merger designed to combine the operations of CWS and Unionville through the acquisition of Unionville by CWS (the "Merger").

      The purpose of this letter is to inform you that the prospectus contained a typographical error on page 9, in a table entitled "Connecticut Water - Historical Financial Information." The number ($121.0 million) shown in the first row of the table for CWS' operating revenues for the six month period ended June 30, 2002 was incorrect. The correct figure for CWS' operating revenues for this six month period is $21.0 million. Please excuse this inadvertent error.

      If you have any questions regarding this letter, how to vote your shares of Unionville common stock at the Special Meeting, or the Merger in general, please contact by telephone either Michele G. DiAcri, Corporate Secretary of CWS, at telephone number (860) 669-8630 (ext. 3015), or Mary L. Yale, Corporate Secretary of Unionville, at telephone number (860) 673-0079.


                                       Sincerely,


                                       /s/ Marshall T. Chiaraluce
                                       -----------------------------------------
                                       Marshall T. Chiaraluce
                                       Chairman of the Board
                                       President/CEO